     As filed with the Securities and Exchange Commission on May 29, 2002
                                          Registration Statement No. 333-85912


================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ______________________________



                               AMENDMENT NO. 2 TO


                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           CIRCOR INTERNATIONAL, INC.
             (Exact name of Registrant as specified in its charter)
      Delaware                                                 04-3477276
  (State or other                                                (I.R.S.
    jurisdiction                                                 Employer
   of incorporation                                           Identification
   or organization)      ______________________________            Number)


   (Address, including zip code and telephone number, including area code, of
                    Registrant's principal executive offices)
                  David A. Bloss, Sr., Chairman, President and
                             Chief Executive Officer
                                c/o Circor, Inc.
                          35 Corporate Drive, Suite 290
                      Burlington, Massachusetts 01803-4244
                                 (781) 270-1200
            (Name, address, including zip code, and telephone number,
                   including area code of agent for service)
                         ______________________________
                                    Copy to:

                              David F. Dietz, P.C.
                               Goodwin Procter LLP
                                 Exchange Place
                        Boston, Massachusetts 02109-2881
                                 (617) 570-1000

                         ______________________________

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. __

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. X
                                             -

     If this Form is used to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. __

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. __

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. __

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.
================================================================================

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The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                  Subject to Completion. Dated May 29, 2002.


     PROSPECTUS

                        1,000,000 Shares of Common Stock

                           Circor International, Inc.

                                  ____________

     This prospectus relates to the offer and sale by the selling stockholders identified in this prospectus, and any of their pledgees, donees, transferees or other successors in interest, of up to an aggregate of 1,000,000 shares of common stock of CIRCOR International, Inc. We will not receive any of the proceeds from the sale of the shares of common stock offered by this prospectus. We are bearing the expenses of registration of the shares under federal and state securities laws.

     Our common stock is listed on the New York Stock Exchange under the symbol "CIR."

     Investing in our common stock involves risks. See "Risk Factors" beginning on page 3 for certain factors you should consider before you invest in our common stock.

                                  ____________

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  ____________

                   The date of this prospectus is May __, 2002

                               PROSPECTUS SUMMARY


     This summary represents a summary of all material terms of the offering and only highlights the more detailed information appearing elsewhere in this prospectus or incorporated by reference in this prospectus. It may not contain all of the information that is important to you. You should read this entire prospectus carefully before deciding whether to invest in our common stock.


     Unless the context otherwise requires, all references to "we," "us," "our company" or "CIRCOR" in this prospectus refer collectively to CIRCOR International, Inc., a Delaware corporation, and its subsidiaries, and include our historical activities as part of the former industrial, oil and gas products lines of Watts Industries, Inc., or Watts, for the applicable periods, considered as a single enterprise.

                            -------------------------

                           CIRCOR International, Inc.

     . CIRCOR designs, manufactures and distributes a broad array of valves and related products and services to a variety of end-markets for use in a wide range of applications to optimize the efficiency and/or ensure the safety of fluid-control systems. Our two major product groups are instrumentation and thermal fluid controls products and petrochemical products. The instrumentation and thermal fluid controls products group designs, manufactures and distributes valves and controls for diverse end-uses including hydraulic, pneumatic, cryogenic and steam applications. The petrochemical products group designs, manufactures and distributes valves, closures and strainers for use in oil, gas and chemical processing and industrial applications.

     . We were established by our former parent, Watts, to continue to operate the former industrial, oil and gas business of Watts. On October 18, 1999, Watts distributed all of our outstanding common stock to Watts stockholders of record as of October 6, 1999 in a tax-free spin-off.

     . CIRCOR is a Delaware corporation. Our common stock is listed on the New York Stock Exchange under the symbol "CIR." Our principal executive offices are located at 35 Corporate Drive, Suite 290, Burlington, Massachusetts 01803, and our telephone number is (781) 270-1200. Our Internet site address is www.circor.com. The information on our website does not constitute a part of this prospectus.

                                  The Offering

     This prospectus relates to up to an aggregate of 1,000,000 shares of our common stock that may be offered for sale from time to time by the selling stockholders identified in this prospectus. The shares of common stock were distributed to the selling stockholders in connection with our spin-off from Watts.

     Registration of the sale of these shares does not necessarily mean that all or any portion of the shares will be offered for sale by the selling stockholders. We will not receive any proceeds from the sale of any shares offered by this prospectus, but we are bearing the expenses of registration of the shares under federal and state securities laws.

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                                  RISK FACTORS


     An investment in our common stock involves a high degree of risk. The risk factors below represent those risks that we consider to be material to an investment in our common stock and which, if realized, could have material adverse effects on our business, financial condition or results of operations as specifically discussed below. In such an event, the trading price of our common stock could decline, and you could lose all or part of your investment. Before you invest in our common stock, you should be aware of various risks, including those described below. You should carefully consider these risk factors, together with all of the other information included or incorporated by reference in this prospectus, before you decide whether to purchase our common stock. This section includes or refers to certain forward-looking statements. You should refer to the explanation of the qualifications and limitations on such forward-looking statements discussed on page 10.




Some of our end-markets are cyclical, which may cause us to experience fluctuations in revenues or operating results.


     We have experienced and expect to continue to experience fluctuations in revenues and operating results due to economic and business cycles. We sell our products principally to oil, gas, petrochemical, process, power, aerospace, military, heating, ventilation and air conditioning, or HVAC, maritime, pharmaceutical, medical and instrumentation markets. Although we serve a variety of markets to avoid a dependency on any one, a significant downturn in any one of these markets could cause a material reduction in our revenues which could be difficult to replace.


     In particular, our petrochemical business is cyclical in nature as the worldwide demand for oil and gas fluctuates. When worldwide demand for oil and gas is depressed, the demand for our products used in maintenance and repair of existing oil and gas applications, as well as exploration or new oil and gas project applications, is reduced. As a result, we historically have generated lower revenues and profits in periods of declining demand for petrochemical products. Therefore, results of operations for any particular period are not necessarily indicative of the results of operations for any future period. Future downturns in demand for petrochemical products could result in decreased revenues and profits and therefore have a material adverse effect on our financial condition or results of operations. Similarly, although not to the same extent as the oil and gas markets, the aerospace, military and maritime markets have historically experienced cyclical fluctuations in demand which in a downturn could result in decreased revenues and profits and therefore have a material adverse effect on our financial condition or results of operations.

We face the continuing impact on economic and financial conditions in the United States and around the world as a result of the September 11th terrorist attacks and related matters, and we are predominantly uninsured for losses and business interruptions that may be caused by any additional terrorist attacks or acts of war.

     The potential for future terrorist attacks following those of September 11th, the national and international response to such attacks, and other related acts of war or hostility has exposed our company to many general economic and political uncertainties which may adversely affect our business and results of operations, and has also exposed us to potentially significant and unpredictable losses due to the fact that we are predominantly uninsured for losses and business interruptions that may be caused by terrorist attacks, acts of war and other related hostilities. Because we operate manufacturing facilities worldwide, including at locations in the United States, Canada, Europe and the People's Republic of China, our business may be adversely impacted by any such losses or interruptions not only in the United States but in other parts of the world as well. In addition, any further terrorist attacks or related hostilities could adversely affect certain of our markets, including most notably the oil, gas and aerospace markets, and could result in reduced demand for our products that, in


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turn, could cause a decline in our revenues and profitability. Such events also could hinder our ability to meet delivery commitments to our customers through interruptions in our manufacturing operations, delays on the part of those domestic and international transportation companies through which we transport our products, or delays and/or restrictions imposed by increased governmental and industrial security precautions. An inability to timely meet our delivery obligations could result in a loss of our customers and could have a negative impact on both our revenues and profitability.


If we cannot continue operating our manufacturing facilities at current or higher levels, our results of operations could be adversely affected.


     The equipment and management systems necessary for the operation of our manufacturing facilities may break down, perform poorly or fail, resulting in fluctuations in our ability to produce our products and to achieve manufacturing efficiencies. We operate a number of manufacturing facilities, all of which are subject to this risk, and such fluctuations at any of these facilities could cause an increase in our production costs and a corresponding decrease in our profitability. In addition, such fluctuations may affect our ability to deliver products to our customers on a timely basis, and an inability to timely meet our delivery obligations could result in a loss of our customers and a resulting negative impact on our business, financial condition and results of operations.


We face significant competition in our markets and, if we are not able to respond to competition in our markets, our revenues may decrease.


     Competitive pressures in our markets could adversely affect our competitive position, leading to a possible loss of market share or a decrease in prices, either of which could result in decreased revenues and profits. We face significant competition from a variety of competitors in each of our markets. Some of our competitors have substantially greater financial, marketing, personnel and other resources than we do. New competitors also could enter our markets. We consider product quality, performance, price, distribution capabilities and breadth of product offerings to be the primary competitive factors in our markets. Our competitors may be able to offer more attractive pricing, duplicate our strategies, or develop enhancements to products that could offer performance features that are superior to our products. In addition, some of our competitors are based in foreign countries and have cost structures and prices based on foreign currencies. Accordingly, currency fluctuations could cause our U.S. dollar-priced products to be less competitive than our competitors' products which are priced in other currencies.

If we experience delays in introducing new products or if our existing or new products do not achieve or maintain market acceptance, our revenues and our profitability may decrease.

     Failure to develop new and innovative products or to custom design existing products could result in the loss of existing customers to competitors or the inability to attract new business, either of which may adversely affect our revenues. Our industry is characterized by: intense competition; changes in end-user requirements; technically complex products; and evolving product offerings and introductions. We believe our future success will depend, in part, on our ability to anticipate or adapt to these factors and to offer, on a timely basis, products that meet customer demands. The development of new or enhanced products is a complex and uncertain process requiring the anticipation of technological and market trends. We may experience design, manufacturing, marketing or other difficulties, such as an inability to attract a sufficient number of qualified engineers, that could delay or prevent our development, introduction or marketing of new products or enhancements and result in unexpected expenses. Such difficulties could cause us to lose business from our customers and could adversely affect our competitive position; in addition, added expenses could decrease the profitability associated with those products that do gain market acceptance.


Implementation of our acquisition strategy may not be successful, which could affect our ability to increase our revenues or reduce our profitability.

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     One of our strategies is to increase our revenues and expand our markets through acquisitions that will provide us with complementary instrumentation and thermal fluid controls and petrochemical products. We cannot be certain that we will be able to identify, acquire or profitably manage additional companies or successfully integrate such additional companies without substantial costs, delays or other problems. Also, there can be no assurance that companies acquired in the future will achieve revenues, profitability or cash flows that justify our investment in them. We expect to spend significant time and effort in expanding our existing businesses and identifying, completing and integrating acquisitions. We expect to face competition for acquisition candidates which may limit the number of acquisition opportunities available to us and may result in higher acquisition prices, possibly leading to a decrease in our profitability. In addition, acquisitions may involve a number of special risks, including, but not limited to: adverse short-term effects on our reported operating results; diversion of management's attention; loss of key personnel at acquired companies; or unanticipated management or operational problems or legal liabilities.


If we fail to manufacture and deliver high quality products, we may lose customers.


     If we fail to maintain and enforce quality control and testing procedures, our products will not meet the stringent performance and safety standards demanded by our customers, possibly harming our reputation and our competitive position in our industry. Product quality and performance are a priority for our customers since many of our product applications involve caustic or volatile chemicals and, in many cases, involve processes that require precise control of fluids. Our products also are used in the aerospace, military, commercial aircraft, pharmaceutical, medical, analytical equipment and maritime industries. These industries require products that meet stringent performance and safety standards. Substandard products would seriously harm our reputation, resulting in both a loss of current customers to our competitors and damage to our ability to attract new customers, which could have a material adverse effect on our revenues and our profitability.


If we are unable to continue operating successfully overseas or to successfully expand into new international markets, our revenues may decrease.


     We may experience difficulty in marketing, selling and distributing our products in current and new markets outside the United States, which may adversely effect our ability to increase or even maintain our revenues and profitability through international operations and sales. We currently derive a significant portion of our revenue from sales outside the United States. In addition, one of our key growth strategies is to market our products in international markets not currently served by us in portions of Europe, Latin America and Asia. Conducting business outside the United States is subject to risks, including currency exchange rate fluctuations, changes in regional, political or economic conditions, trade protection measures such as tariffs or import or export restrictions, and unexpected changes in regulatory requirements. One or more of these factors could prevent us from successfully expanding into new international markets and could also have a material adverse effect on our current international operations, resulting in reduced revenues and profitability from the affected operations.

Prices of our raw materials may increase, which may reduce our profit margins; any interruption in the supply of our raw materials may adversely impact our ability to meet our customer delivery commitments.

     Any inability to obtain adequate supplies of raw materials for our products at favorable prices, or at all, could have a material adverse effect on our business, financial condition or results of operations by decreasing our profit margins and by hindering our ability to timely deliver products to our customers. We obtain our raw materials for the manufacture of our products from third-party suppliers. We do not have contracts with many of these suppliers that require them to sell us the materials we need to manufacture our products. In the last few years, stainless steel, iron and carbon steel, in particular, have each increased in price as a result of increases in demand. While historically we have not experienced difficulties in obtaining the raw materials we require (including stainless steel, cast iron and carbon steel), we cannot be certain that our suppliers will continue to provide us with the raw materials we need in the quantities requested or


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at a price we are willing to pay. In the past we have been able to partially offset increases in the cost of raw materials by increased sales prices, active materials management, product engineering programs and the diversity of materials used in our production processes. However, we cannot be certain that we will be able to accomplish this in the future. Since we do not control the actual production of these raw materials, we may be subject to delays caused by interruption in production of materials for reasons we cannot control. These include job actions or strikes by employees of suppliers, transportation interruptions and natural disasters or other catastrophic events.


The costs of complying with existing or future environmental regulations, and of curing any violations of these regulations, could increase our expenses or reduce our profitability.


     We cannot predict the nature, scope or effect of future environmental regulatory requirements to which our operations might be subject or the manner in which existing or future environmental laws will be administered or interpreted, and compliance with such laws or regulations may entail additional expenses which could decrease our profitability. We are subject to a variety of environmental laws relating to the storage, discharge, handling, emission, generation, use and disposal of chemicals, solid and hazardous waste and other toxic and hazardous materials used to manufacture, or resulting from the process of manufacturing, our products. Currently, our costs of complying with these environmental laws do not have a material effect on our business or financial position. We cannot predict the nature, scope or effect of future regulatory requirements to which our operations might be subject or the manner in which existing or future laws will be administered or interpreted, and future regulations could be applied to materials, products or activities that have not been subject to regulation previously. The costs of complying with new or more stringent regulations, or with more vigorous enforcement of these or existing regulations, could be significant.


     Environmental laws require us to maintain and comply with a number of permits, authorizations and approvals and to maintain and update training programs and safety data regarding materials used in our processes. Violations of these requirements could result in financial penalties and other enforcement actions. We also could be required to halt one or more portions of our operations until a violation is cured. Although we attempt to operate in compliance with these environmental laws, we may not succeed in this effort at all times. The costs of curing violations or resolving enforcement actions that might be initiated by government authorities could be substantial.

The costs of complying with existing or future governmental regulations applicable to our importing and exporting practices, and of curing any violations of these regulations, could increase our expenses, reduce our revenues or reduce our profitability.


     We cannot predict the nature, scope or effect of future regulatory requirements to which our international trading practices might be subject or the manner in which existing laws might be administered or interpreted, particularly in light of international security concerns following the terrorist attacks of September 11th. We are subject to a variety of laws regarding our international trade practices, including regulations issued by the United States Customs Service, the Bureau of Export Administration, the Department of State, and the Department of Treasury. Future regulations could limit the countries into which certain of our products may be sold, thereby limiting our expansion into international markets, or could restrict our access to and increase the cost of obtaining products from foreign sources, thereby increasing our production costs and possibly decreasing our profitability. In addition, actual or alleged violations of import-export laws could result in enforcement actions and/or financial penalties that could result in substantial costs which could have an adverse effect on our profitability.


We face risks from product liability lawsuits which may adversely affect our business.


     We may be subjected to various product liability claims, including, among others, that our products include inadequate or improper instructions for use or installation, or inadequate warnings concerning the effects of the failure of our products. In the event that we do not have adequate insurance or contractual indemnification, damages from these claims would have to be paid from the assets of our company and could have a material adverse effect on our profitability and financial condition. We, like other manufacturers and distributors of products designed to control and regulate fluids and chemicals, face an inherent risk of exposure to product liability claims in the event that the


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use of our products results in personal injury, property damage or business interruption to our customers. Although we maintain strict quality controls and procedures, including the testing of raw materials and safety testing of selected finished products, we cannot be certain that our products will be completely free from defect. In addition, in certain cases, we rely on third-party manufacturers for our products or components of our products. Although we have liability insurance coverage, we cannot be certain that this insurance coverage will continue to be available to us at a reasonable cost, or, if available, will be adequate to cover any such liabilities. We generally seek to obtain contractual indemnification from our third-party suppliers, and for us to be added as an additional insured party under such parties' insurance policies. Any such indemnification or insurance is limited by its terms and, as a practical matter, is limited to the creditworthiness of the indemnifying or insuring party. If such indemnification or insurance is not available to satisfy damage awards from product liability claims, we will be forced to pay these claims out of the assets of our company, which could have a significant adverse effect on our financial condition.


The costs associated with the defense of asbestos-related claims and the payment of any judgments or settlements with respect to such claims are subject to a number of uncertainties. As such, we cannot guarantee that such claims ultimately will not have an adverse effect on our financial condition, results of operations or cash flows.

         Like many other manufacturers of fluid control products, we have been named as defendants in a growing number of product liability actions brought on behalf of individuals who seek compensation for their alleged exposure to airborne asbestos fibers. In particular, Leslie Controls, Inc. ("Leslie"), Spence Engineering Company, Inc. ("Spence"), and Hoke, Inc. ("Hoke"), all subsidiaries of CIRCOR, collectively have been named as defendants or third-party defendants in asbestos related claims brought on behalf of approximately 2,000 plaintiffs against anywhere from 50 to well over 300 defendants. In some instances, CIRCOR also has been named as successor in interest to one or more of these subsidiaries. The cases brought on behalf of the vast majority of claimants seek unspecified compensatory and punitive damages against all defendants in the aggregate. However, with respect to the complaints filed on behalf of approximately 122 plaintiffs in New York, each plaintiff seeks $5 million compensatory damages and $5 million punitive damages against the aggregate of defendants under each of six causes of action. Similarly, with respect to the complaints filed in California on behalf of eight claimants, each plaintiff seeks approximately $400,000 compensatory damages and $2.5 million punitive damages against the aggregate of defendants.

         We believe that any components containing asbestos formerly used in Leslie, Spence and Hoke products were entirely internal to the product and would not give rise to ambient asbestos dust during normal operation. As such, we believe that we have minimal, if any, liability with respect to the vast majority of these cases and that these cases, in the aggregate, will not have a material adverse effect on our financial condition, results of operations or cash flows. However, due to the nature and number of variables associated with asbestos related claims, such as the rate at which new claims may be filed; the availability of insurance policies to continue to recover certain of our costs relating to the defense and payment of these claims; the impact of bankruptcies of other companies currently or historically defending asbestos claims; the uncertainties surrounding the litigation process from jurisdiction to jurisdiction and from case to case; the impact of potential changes in legislative or judicial standards; the type and severity of the disease alleged to be suffered by each claimant; and increases in the expense of medical treatment, we are unable to reliably estimate the ultimate costs of these claims.


We may be responsible for certain historical liabilities in the event Watts and its affiliates are ultimately unable to satisfy such liabilities.

         Under applicable law and pursuant to an agreement between our company and Watts, we could be responsible for significant liabilities of Watts relating to periods prior to the spin-off if Watts cannot satisfy these liabilities, which would impose significant costs on us and decrease our liquidity. In connection with our spin-off from Watts in October, 1999, we entered into a distribution agreement with Watts that allocates tax, pension and benefit plan funding liabilities between Watts and us. In particular, the distribution agreement generally provides for Watts to be responsible for such liabilities to the extent they relate to time periods prior to the spin-off. Under federal law, however, each member of a consolidated group is liable for the federal income tax liability of the other members of the group, as well as for pension and benefit funding liabilities of the other group members. Because until the spin-off we were a member of Watts' consolidated group, we continue to be contingently liable for these Watts consolidated group liabilities for periods beginning before the spin-off. Any failure by Watts to honor these liabilities, therefore, could result in significant payment obligations on us which could adversely affect our liquidity.

We would be jointly and severally liable for Watts' federal income taxes resulting from the spin-off if the Internal Revenue Service, or IRS, treats the spin-off as a taxable distribution.

         Under applicable law and pursuant to an agreement between our company and Watts, we could be liable for Watts' federal income taxes relating to the spin-off under certain circumstances. At the time of the spin-off, Watts received a ruling from the IRS to the effect that, for United States federal income tax purposes, the spin-off would be tax-free to Watts and its shareholders. If the undertakings made to the IRS regarding the spin-off are not complied with or if representations made to the IRS regarding the spin-off were inaccurate, we could lose the benefit of the IRS tax ruling and the IRS could assert that the spin-off was a taxable distribution. In that case, under United States federal income tax law, we would be jointly and severally liable with Watts for a material amount of federal income tax. In our distribution agreement with Watts, we agreed that we will be wholly responsible for that tax if it results from our act or omission, and Watts will be wholly responsible for that tax if it results from Watts' act or omission. Under federal income tax law, however, we would be required to pay that tax if Watts was unable to do so, regardless of the distribution agreement. Any such payments could be significant and could adversely affect our liquidity.

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We depend on our key personnel and the loss of their services may adversely affect our business.


     If we are unable to maintain our key personnel and attract new employees, the execution of our business strategy may be hindered and our growth limited. We believe that our success will depend on the continued employment of our senior management team and other key personnel. If one or more members of our senior management team or other key personnel are unable or unwilling to continue in their present positions, our business could be seriously harmed. In addition, if any of our key personnel joins a competitor or forms a competing company, some of our customers might choose to use the services of that competitor or those of a new company instead of our own. Other companies seeking to develop capabilities and products similar to ours may hire away some of our key personnel.


Various restrictions and agreements could hinder a takeover of us which is not supported by our board of directors or which is leveraged.


     Our amended and restated certificate of incorporation and amended and restated by-laws, the Delaware General Corporation Law and our shareholder rights plan contain provisions that could delay or prevent a change in control in a transaction that is not approved by our board of directors or that is on a leveraged basis or otherwise, and delaying or preventing a takeover could result in our shareholders ultimately receiving less for their shares by deterring potential bidders for our stock or assets. These include provisions creating a staggered board, limiting the shareholders' powers to remove directors, and prohibiting shareholders from calling a special meeting or taking action by written consent in lieu of a shareholders' meeting. In addition, our board of directors has the authority, without further action by the shareholders, to set the terms of and to issue preferred stock. Issuing preferred stock could adversely affect the voting power of the owners of our common stock, including the loss of voting control to others. Additionally, we have adopted a shareholder rights plan providing for the issuance of rights that will cause substantial dilution to a person or group of persons that acquires 15% or more of our shares of common stock, unless the rights are redeemed.





Our ability to issue equity, make acquisitions, incur debt, pay dividends, make investments, sell assets, merge or raise capital is limited by our obligations to comply with the covenants under our debt agreements.


     Our credit agreement and note purchase agreement, both of which are dated October 19, 1999 and which govern our indebtedness to our lenders, could hinder our ability to raise additional capital or take certain actions which might otherwise enhance the return on shareholder investment. The debt agreements include provisions which place limitations on certain activities including our ability to: issue shares of our common stock without, in certain circumstances, making prepayments under our credit agreement; incur additional indebtedness; create any liens or encumbrances on our assets or make any guarantees; make certain investments; pay dividends that exceed 50% of our consolidated income for the most recent fiscal quarter; or dispose of or sell assets or enter into a merger or a similar transaction.


Our international activities expose us to fluctuations in currency exchange rates that could adversely affect our results of operations and cash flows.

     Our international manufacturing and sales activities expose us to movements in foreign currency exchange rates. Such fluctuations could result in our (i) paying higher prices for certain imported goods and services, (ii) realizing lower prices for any export sales denominated in currencies other than U.S. dollars, (iii) realizing lower net income (on a U.S. dollar basis) from our international operations due to the effects of translation from weakened functional currencies, and (iv) realizing higher costs to settle transactions denominated in other currencies. Any of these risks could adversely affect our results of operations and cash flows. Our major foreign currency exposures involve the markets in Western Europe, Canada and Asia.

     We use forward contracts to manage the currency risk related to business transactions denominated in foreign currencies. We primarily utilize forward exchange contracts with maturities of less than eighteen months. To the extent these transactions are completed, the contracts do not subject us to significant risk from exchange rate movements because they offset gains and losses on the related foreign currency denominated transactions.


The trading price of our common stock may be volatile and investors in our common stock may experience substantial losses.


     The trading price of our common stock may be volatile and fluctuations in the trading price may result in substantial losses for investors. Our common stock could decline or fluctuate in response to a variety of factors, including, but not limited to: our failure to meet the performance estimates of securities analysts; changes in financial estimates of our revenues and operating results or buy/sell recommendations by securities analysts; the timing of announcements by us or our competitors concerning significant product line developments, contracts or acquisitions or publicity regarding actual or potential results or performance; fluctuation in our quarterly operating results caused by fluctuations in revenue and expenses; substantial sales of our common stock by our existing shareholders; general stock market conditions; or other economic or external factors.

     In addition, the stock market as a whole has recently experienced extreme price and volume fluctuations. In the past, securities class action litigation has often been instituted against companies following periods of volatility in the market price of their securities. This type of litigation could result in substantial costs and a diversion of management attention and resources.

                           FORWARD-LOOKING STATEMENTS

     This prospectus, including the information incorporated by reference in this prospectus, contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by the words "anticipates," "believes," "estimates," "expects," "predicts," "potential," "intends," "continue," "may," "plans," "projects," "will," "should," "could," "would" and similar expressions. These forward-looking statements include statements about the following:

     .    implementing our business objectives and strategies;

     .    managing our growth;

     .    improving the profitability of our business; and

     .    other statements that are not historical facts.


         You should read the statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or financial condition or state other "forward-looking information." You should not place undue reliance on our forward-looking statements. We believe that it is important to communicate our future expectations to our stockholders, and we therefore make forward-looking statements in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act. However, forward-looking statements are inherently subject to risks, uncertainties and assumptions. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that we make. Under the heading "Risk Factors," we have included a discussion of some of these risks and uncertainties that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Some of the factors that cause these differences include, but are not limited to, the following:

     . the cyclicality and highly competitive nature of some of our end-markets which can affect the overall demand for and pricing of our products;

     . the uncertain continuing impact of the September 11th terrorist attacks, compounded with the slowing national economy, on economic and financial conditions around the world in general, and on our oil, gas and aerospace markets in particular;

     . our ability to continue operating our manufacturing facilities at efficient levels;

     .    our ability to successfully implement our acquisition strategy;

     . our success in marketing, selling and distributing our products in new international markets;

     . changes in the price of and demand for oil and gas in both domestic and international markets;

     .    variability of raw materials and component pricing; and

     .    fluctuations in foreign currency rates.


         We discuses these risks and uncertainties in greater detail under the heading "Risk Factors" and encourage you to read it in its entirety before you invest in our common stock in order to understand the risks and uncertainties which can affect our forward-looking statements, as well as our business generally. Except for our ongoing obligations to disclose material information under the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                   OUR COMPANY

     For a more detailed description of our business, please read the description of our business in our annual report on Form 10-K for the year ended December 31, 2001, which is incorporated by reference in this prospectus.

General

     We design, manufacture and distribute a broad array of valves and related products and services to a variety of end-markets for use in a wide range of applications to optimize the efficiency and/or ensure the safety of fluid-control systems. We have a global presence and operate 16 manufacturing facilities which are located in the United States, Canada, Europe and the People's Republic of China. We have two major product groups: instrumentation and thermal fluid controls products, and petrochemical products. Our products are sold through more than 1,100 distributors servicing approximately 10,000 customers in over 90 countries around the world. Within our major product groups, we have used both internal product development and strategic acquisitions to assemble an array of fluid-control products and technologies that enable us to address our customers' unique fluid-control applications needs.

     The instrumentation and thermal fluid controls products group designs, manufactures and distributes valves, fittings and controls for diverse end-uses, including hydraulic, pneumatic, cryogenic and steam applications. Selected products include precision valves, compression tube and pipe fittings, control valves, relief valves and regulators. The instrumentation and thermal fluid controls products group consists primarily of the following product brand names:
Aerodyne Controls; Circle Seal Controls; Leslie Controls; Nicholson Steam Trap; GO Regulator; Hoke; Spence Engineering; Atkomatic Valve; CPC Cryolab; Rockwood Swendeman, RTK and SART von Rohr.

     The petrochemical products group designs, manufactures and distributes flanged-end and threaded-end floating and trunnion ball valves, needle valves, check valves, butterfly valves, large forged steel ball valves, pipeline closures and strainers for use in oil, gas and chemical processing and industrial applications. We believe that our petrochemical products group is one of the leading producers of ball valves for the oil and natural gas markets worldwide. The petrochemical products group consists primarily of the following product brand names: KF Industries; Contromatics Specialty Products; Eagle Check Valve; Pibiviesse; Telford Engineered Products; Suzhou KF Valve and SSI Equipment.

     As a leading provider of valves and related fluid-control control products, we sell our products to the following industries:

     .   oil and gas production;

     .   pipeline construction and maintenance;

     . municipal and institutional power and process steam heating and generating;

     .   maintenance and maritime manufacturing;

     .   aerospace, military and commercial aircraft;

     .   general industrial;

     .   processing; and

     .   pharmaceutical, medical and analytical equipment.

     Our products are designed, manufactured and tested to meet the requirements of various government or industry regulatory bodies. Products representing a majority of our sales have been approved by applicable industry standards agencies in the United States and European markets. Our testing and manufacturing capabilities have enabled us to develop customer-specified applications, unique characteristics of which have been subsequently utilized in broader product offerings.

                            THE SELLING STOCKHOLDERS


     The following table sets forth the number of shares of common stock beneficially owned by the selling stockholders as of May 28, 2002, the number of shares of common stock covered by this prospectus and the total number of shares of common stock that the selling stockholders will beneficially own upon completion of this offering. This table assumes that the selling stockholders will offer for sale all of the shares of common stock covered by this prospectus.

     The common stock offered by this prospectus may be offered from time to time by the selling stockholders named below, or by any of their pledgees, donees, transferees or other successors in interest. The amounts set forth below are based upon information provided to us by representatives of the selling stockholders, or on our records, as of May 28, 2002 and are accurate to the best of our knowledge. It is possible, however, that the selling stockholders may acquire or dispose of additional shares of common stock from time to time after the date of this prospectus.




                                                                                                           Shares of
                                                                                                          Common Stock
                                                                                                       Beneficially Owned
                                                              Shares of                             After the Offering (3)(4)
                                                             Common Stock                           -------------------------
                                                       Beneficially Owned as of     Shares of                         Percent
                                                             May 28, 2002          Common Stock                       -------
                                                             -------------                            Number
Selling Stockholder (1)                                           (2)(3)          Offered Hereby      ------
-----------------------                                           ------          --------------
Timothy P. Horne (5)(6)                                     3,693,532  (7)(8)       450,000  (9)   2,793,532  (10)       18.5%
George B. Horne Trust, u/d/t 1-26-82 (6)                      712,300  (11)         200,000          512,300  (12)        3.4%
Daniel W. Horne Trust, u/d/t 2-5-80 (6)                       669,057  (13)         100,000          569,057  (14)        3.8%
Deborah Horne Trust, u/d/t 9-10-76 (6)                        669,057  (15)         100,000          569,057  (16)        3.8%
Peter W. Horne                                                669,057               100,000          569,057              3.8%
Tiffany Rae Horne Trust, u/d/t 8-7-84                         103,870  (17)          50,000           53,870  (18)           *

TOTALS                                                      4,362,589  (19)       1,000,000        3,362,589  (20)

______________________

 * Represents beneficial ownership of less than 1% of outstanding common stock.

(1) The address of each stockholder in the table is c/o CIRCOR International, Inc., 35 Corporate Drive, Suite 290, Burlington, Massachusetts 01803.


(2) The number of shares and percentages has been determined as of May 28, 2002 in accordance with Rule 13d-3 of the Securities Exchange Act of 1934. At that date, a total of 15,071,371 shares of common stock were outstanding.

(3) Under the rules promulgated by the Securities and Exchange Commission, beneficial ownership includes any shares as to which the stockholder has sole or shared voting power or investment power and includes any shares as to which the stockholder has the right to acquire beneficial ownership within 60 days after May 28, 2002. Unless otherwise indicated, each stockholder has sole voting and investment power with respect to shares beneficially owned by that stockholder. For purposes of computing the percentage for each stockholder, any shares that such stockholder has the right to acquire within 60 days of May 28, 2002 are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the percentages for any other stockholder.


(4) Assumes that the selling stockholders will sell all shares of common stock offered by them under this prospectus.

(5) Timothy P. Horne was until April 25, 2002 a director of CIRCOR International, Inc. and is currently the chairman, president and chief executive officer of our predecessor, Watts Industries, Inc. As recently announced, Mr. Horne decided for personal reasons not to stand for re-election at the annual meeting of stockholders of CIRCOR held on April 25, 2002.

(6) Timothy P. Horne, George B. Horne, Daniel W. Horne, and Deborah Horne, together with Walter J. Flowers (as trustee for Tiffany R. Horne) as depositors under the 1997 Voting Trust (see footnote 8) may be deemed a "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934.


(7) Includes (i) 1,519,281 shares of common stock held by Timothy P. Horne individually (for purposes of this footnote, "Mr. Horne"), (ii) 669,057 shares held for the benefit of Daniel W. Horne, Mr. Horne's brother, under a revocable trust for which Mr. Horne serves as sole trustee,
         (iii) 669,057 shares held for the benefit of Deborah Horne, Mr. Horne's sister, under a trust for which Mr. Horne serves as sole trustee, which trust is revocable with the consent of the trustee, (iv) 712,300 shares held for the benefit of George B. Horne, Mr. Horne's father, under a revocable trust for which Mr. Horne serves as co-trustee, (v) 11,300 shares held for the benefit of Tiffany R. Horne, under an irrevocable trust for which Mr. Horne serves as trustee and (vi) 103,870 shares held for the benefit of Tiffany R. Horne, under a revocable trust for which Walter J. Flowers, a partner in the law firm of Flowers and Manning LLP, serves as trustee. See footnote 8. Also includes 8,667 shares of common stock issuable upon the exercise of currently exercisable options.

(8) 1,475,610 shares of common stock held by Timothy P. Horne individually, 712,300 shares of common stock held by a trust for the benefit of George B. Horne, 667,920 shares of common stock held by a trust for the benefit of Daniel W. Horne, 667,920 shares of common stock held by a trust for the benefit of Deborah Horne, and 11,300 shares held by a trust for the benefit of Tiffany R. Horne (3,535,050 shares in the aggregate) are subject to the terms of The Amended and Restated George
         B. Horne Voting Trust Agreement - 1997 (the "1997 Voting Trust"). Under the terms of the 1997 Voting Trust, the trustee (currently Timothy P. Horne) has sole power to vote all shares subject to the 1997 Voting Trust. Timothy P. Horne, for so long as he is serving as trustee of the 1997 Voting Trust, has the power to determine in his sole discretion whether or not proposed actions to be taken by the trustee of the 1997 Voting Trust shall be taken, including the trustee's right to authorize the withdrawal of shares from the 1997 Voting Trust (for purposes of this footnote, the "Determination Power"). In the event that Timothy P. Hone ceases to serve as trustee of the 1997 Voting Trust, no trustee thereunder shall have the Determination Power except in accordance with a duly adopted amendment to the 1997 Voting Trust. Under the terms of the 1997 Voting Trust, in the event Timothy P. Horne ceases to serve as trustee of the 1997 Voting Trust, then Walter J. Flowers and Daniel J. Murphy, III (the "Successor Trustees") will become co-trustees of the 1997 Voting Trust. At any time, Timothy P. Horne, if then living and not subject to incapacity, may designate up to two additional persons, one to be designated as the primary designee (the "Primary Designee") and the other as the secondary designee (the "Secondary Designee") to serve in the stead of any Successor Trustee who shall be unable or unwilling to serve as a trustee of the 1997 Voting Trust. Such designations are revocable by Timothy P. Horne at any time prior to the time at which such designees become trustees. If any of the Successor Trustees is unable or unwilling or shall otherwise fail to serve as a trustee of the 1997 Voting Trust, or after becoming a co-trustee shall cease to serve as such for any reason then there shall continue to be two trustees and a third trustee shall be selected in accordance with the following line of succession; first, any individual designated as the Primary Designee, next, any individual designated as the Secondary Designee, and then, any individual appointed by the holders of a majority in interest of the voting trust certificates then outstanding. In the event that the Successor Trustees shall not concur on matters not specifically contemplated by the terms of the 1997 Voting Trust, the vote of a majority of the Successor Trustees shall be determinative. No trustee or Successor Trustee shall possess the Determination Power until it is specifically conferred upon such trustee by way of an amendment to the 1997 Voting Trust.


         The 1997 Voting Trust expires on August 26, 2021, subject to extension on or after August 26, 2019 by stockholders (including the trustee of any trust stockholder, whether or not such trust is then in existence) who deposited shares of common stock in the 1997 Voting Trust and are then living or, in the case of shares in the 1997 Voting Trust the original depositor of which (or the trustee of the original deposit of which) is not then living, the holders of voting trust certificates representing such shares. The 1997 Voting Trust may be amended by vote of the holders of a majority of the voting trust certificates then outstanding and by the number of trustees authorized to take action at the relevant time or, if the trustees (if more than one) do not concur with respect to any proposed amendment at any time when any trustee holds the Determination Power, then by the trustee having the Determination Power. In certain cases (i.e., changes to the extension, termination and amendment provisions), each individual depositor must also approve amendments. Shares may not be removed from the 1997 Voting Trust during its term without the consent of the requisite number of trustees required to take action under the 1997

         Voting Trust. Voting trust certificates are subject to any restrictions on transfer applicable to the stock that they represent.


         As of May 28, 2002, Timothy P. Horne holds 41.7% of the total beneficial interest in the 1997 Voting Trust (the "Beneficial Interest") individually, 18.9% of the Beneficial Interest as trustee of a revocable trust, 18.9% of the Beneficial Interest as trustee of a trust revocable with the consent of the trustee, 20.1% of the Beneficial Interest as co-trustee of a revocable trust, 0.3% of the Beneficial Interest as trustee of an irrevocable trust (representing an aggregate of 100% of the Beneficial Interest). George B. Horne holds 19.9% of the Beneficial Interest as co-trustee of a revocable trust.


(9) The shares registered for sale are held by Timothy P. Horne, individually. See footnote 7. All of such shares are subject to the 1997 Voting Trust. See footnote 8.

(10) Includes (i) 1,069,281 shares of common stock held by Timothy P. Horne (for purposes of this footnote, "Mr. Horne"), (ii) 569,057 shares held for the benefit of Daniel W. Horne, Mr. Horne's brother, under a revocable trust for which Mr. Horne serves as sole trustee, (iii) 569,057 shares held for the benefit of Deborah Horne, Mr. Horne's sister, under a trust for which Mr. Horne serves as sole trustee, which trust is revocable with the consent of the trustee, (iv) 512,300 shares held for the benefit of George B. Horne, Mr. Horne's father, under a revocable trust for which Mr. Horne serves as co-trustee, (v) 11,300 shares held for the benefit of Tiffany R. Horne, under an irrevocable trust for which Mr. Horne serves as trustee and (vi) 53,870 shares held for the benefit of Tiffany R. Horne, under a revocable trust for which Walter J. Flowers, a partner in the law firm of Flowers and Manning LLP, serves as trustee. See footnote 8. Also includes 8,667 shares of common stock issuable upon the exercise of currently exercisable options.

(11)     Consists of 712,300 shares held in a revocable trust for which Timothy
         P. Horne and George B. Horne serve as co-trustees. All of such shares are subject to the 1997 Voting Trust. See footnote 8.

(12) Consists of 512,300 shares held in a revocable trust for which Timothy P Horne and George B. Horne serve as co-trustees. All of such shares are subject to the 1997 Voting Trust. See footnote 8.

(13)     Consists of 669,057 shares held in a revocable trust for which Timothy
         P. Horne serves as sole trustee. Of these, 667,920 shares are subject to the 1997 Voting Trust. See footnote 8.

(14)     Consists of 569,057 shares held in a revocable trust for which Timothy
         P. Horne serves as sole trustee. Of these, 567,920 shares are subject to the 1997 Voting Trust. See footnote 8.

(15)     Consists of 669,057 shares held in a revocable trust for which Timothy
         P. Horne serves as sole trustee, which trust is revocable with the consent of the trustee. Of these, 667,920 shares are subject to the 1997 Voting Trust. See footnote 8.

(16)     Consists of 569,057 shares held in a revocable trust for which Timothy
         P. Horne serves as sole trustee, which trust is revocable with the consent of the trustee. Of these, 567,920 shares are subject to the 1997 Voting Trust. See footnote 8.

(17) Consists of 103,870 shares held in a trust for which Walter J. Flowers, a partner in the law firm of Flowers and Manning LLP, serves as trustee.

(18) Consists of 53,870 shares held in a trust for which Walter J. Flowers, a partner in the law firm of Flowers and Manning LLP, serves as trustee.

(19) Includes (i) 1,519,281 shares of common stock held by Timothy P. Horne individually (for purposes of this footnote, "Mr. Horne"), (ii) 669,057 shares held for the benefit of Daniel W. Horne, Mr. Horne's brother, under a revocable trust for which Mr. Horne serves as sole trustee,
         (iii) 669,057 shares held for the benefit of Deborah Horne, Mr. Horne's sister, under a trust for which Mr. Horne serves as sole trustee, which trust is revocable with the consent of the trustee, (iv) 712,300 shares held for the benefit of George B. Horne, Mr. Horne's father, under a revocable trust for which Mr. Horne serves as co-trustee, (v) 669,057 shares held by Peter W. Horne, (vi) 11,300 shares held for the benefit of Tiffany R. Horne, under an irrevocable trust for which Mr. Horne serves as trustee and (vii) 103,870 shares held for the benefit of Tiffany R. Horne, under a revocable trust for which Walter J. Flowers, a partner in the law firm of Flowers and Manning LLP, serves as trustee. See footnote 8. Also includes 8,667 shares of common stock issuable upon the exercise of currently exercisable options.

(20) Includes (i) 1,069,281 shares of common stock held by Timothy P. Horne (for purposes of this footnote, "Mr.

         Horne"), (ii) 569,057 shares held for the benefit of Daniel W. Horne, Mr. Horne's brother, under a revocable trust for which Mr. Horne serves as sole trustee, (iii) 569,057 shares held for the benefit of Deborah Horne, Mr. Horne's sister, under a trust for which Mr. Horne serves as sole trustee, which trust is revocable with the consent of the trustee, (iv) 512,300 shares held for the benefit of George B. Horne, Mr. Horne's father, under a revocable trust for which Mr. Horne serves as co-trustee, (v) 569,057 shares held by Peter W. Horne, (vi) 11,300 shares held for the benefit of Tiffany R. Horne, under an irrevocable trust for which Mr. Horne serves as trustee and (vii) 53,870 shares held for the benefit of Tiffany R. Horne, under a revocable trust for which Walter J. Flowers, a partner in the law firm of Flowers and Manning LLP, serves as trustee. See footnote 8. Also includes 8,667 shares of common stock issuable upon the exercise of currently exercisable options


                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale by the selling stockholders of the common stock covered by this prospectus. We are paying the fees and expenses associated with registering the sale of the shares of common stock.

                              PLAN OF DISTRIBUTION

     The selling stockholders, or their pledgees, donees, transferees, or any of their successors in interest, may sell the securities from time to time on the New York Stock Exchange or any other stock exchange or automated interdealer quotation system on which the securities are listed, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. The "selling stockholders" as used in this section of the prospectus shall refer to the selling stockholders, or their pledgees, donees, transferees, or any of their successors in interest. The selling stockholders may sell the securities by one or more of the following methods, without limitation:

     . block trades in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     . purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;

     . a special offering, an exchange distribution or a secondary distribution in accordance with the rules of any stock exchange on which the securities are listed;

     . ordinary brokerage transactions and transactions in which the broker solicits purchases;

     .   privately negotiated transactions;

     .   short sales;

     . through the writing of options on the securities, whether or not the options are listed on an options exchange;

     . through the distribution of the securities by any selling stockholder to its partners, members or stockholders;

     . one or more underwritten offerings on a firm commitment or best efforts basis;

     . sales at other than a fixed price to or through a market maker or into an existing trading market, on an exchange or otherwise, for such securities;

     . through agreements between a broker or dealer and one or more of the selling stockholders to sell a specified number of the securities at a stipulated price per share; and

     .   any combination of any of these methods of sale.

     The selling stockholders may also transfer the securities by gift. We do not know of any arrangements by the selling stockholders for the sale of any of the securities.

     The selling stockholders may arrange for other brokers or dealers to participate in effecting sales of the securities. These brokers, dealers or underwriters may act as principals, or as an agent of a selling stockholder. Broker-dealers may agree with a selling stockholder to sell a specified number of the securities at a stipulated price per security. If the broker-dealer is unable to sell securities acting as agent for a selling stockholder, it may purchase as principal any unsold securities at the stipulated price. Broker-dealers who acquire securities as principals may thereafter resell the securities from time to time in transactions in any stock exchange or automated interdealer quotation system on which the securities are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. Broker-dealers will receive commissions or other compensation from the selling stockholders in amounts to be negotiated immediately prior to the sale that will not exceed those customary in the types of transactions involved. Broker-dealers may also receive compensation from purchasers of the securities which is not expected to exceed that customary in the types of transactions involved. The selling stockholders may also sell the securities in accordance with Rule 144 under the Securities Act of 1933, as amended, rather than pursuant to this prospectus, regardless of whether the securities are covered by this prospectus.

     From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the securities owned by them. The pledgees, secured parties or persons to whom the securities have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling stockholders. The number of a selling stockholder's securities offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for that selling stockholder's securities will otherwise remain unchanged. In addition, a selling stockholder may, from time to time, sell the securities short, and, in those instances, this prospectus may be delivered in connection with the short sales and the securities offered under this prospectus may be used to cover short sales.

     To the extent required under the Securities Act of 1933, the aggregate amount of selling stockholders' securities being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the securities may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling stockholder and/or purchasers of a selling stockholder's securities, for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     The selling stockholders and any underwriters, brokers, dealers or agents that participate in the distribution of the securities may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the securities sold by them may be deemed to be underwriting discounts and commissions.

     A selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the securities in the course of hedging the positions they assume with that selling stockholder, including, without limitation, in connection with distributions of the securities by those broker-dealers. A selling stockholder may enter into option or other transactions with broker-dealers that involve the delivery of the securities offered hereby to the broker-dealers, who may then resell or otherwise transfer those securities. A selling stockholder may also loan or pledge the securities offered hereby to a broker-dealer and the broker-dealer may sell the securities offered hereby so loaned or upon a default may sell or otherwise transfer the pledged securities offered hereby.

     The selling stockholders and other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities by the selling stockholders and any other person. The anti-manipulation rules under the Securities Exchange Act of 1934 may apply to sales of securities in the market and to the activities of the selling stockholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

     The securities offered hereby were originally issued to the selling stockholders in connection with our spin-off from Watts. We have agreed to register the securities under the Securities Act of 1933. We will pay all expenses relating to the offering and sale of the securities, with the exception of commissions, discounts and fees of underwriters, broker-dealers or agents, taxes of any kind and any legal, accounting and other expenses incurred by the selling stockholders.

     We will not receive any proceeds from sales of any securities by the selling stockholders.

     We cannot assure you that the selling stockholders will sell all or any portion of the securities offered hereby.

     We will supply the selling stockholders and any stock exchange upon which the securities are listed with reasonable quantities of copies of this prospectus. To the extent required by Rule 424 under the Securities Act of 1933 in connection with any resale or redistribution by a selling stockholder, we will file a prospectus supplement setting forth:

     .   the aggregate number of shares to be sold;

     .   the purchase price;

     .   the public offering price;

     .   if applicable, the names of any underwriter, agent or broker-dealer;
         and

     . any applicable commissions, discounts, concessions, fees or other items constituting compensation to underwriters, agents or broker-dealers with respect to the particular transaction (which may exceed customary commissions or compensation).

     If a selling stockholder notifies us that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange, distribution or secondary distribution or a purchase by a broker or dealer, the prospectus supplement will include any other facts that are material to the transaction. If applicable, this may include a statement to the effect that the participating broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

     The Securities and Exchange Commission allows us to incorporate by reference the information that we file with them. Incorporation by reference means that we can disclose important information to you by referring you to other documents that are legally considered to be part of this prospectus and that later information that we file with the Securities and Exchange Commission will automatically update and supersede the information in this prospectus, any supplement and the documents listed below. We incorporate by reference the specific documents listed below and any future filings made with the Securities and Exchange Commission under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act until the selling stockholders sell all of the securities registered hereunder:

     .   our Annual Report on Form 10-K for the year ended December 31, 2001;

     . our Proxy Statement dated March 27, 2002 prepared in connection with our Annual Meeting of Stockholders to be held on April 25, 2002;

     .   our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002;

     . the description of our common stock contained in our registration statement on Form 10/A-2, filed on October 6, 1999, and all amendments and reports updating such description; and

     . the description of the rights to purchase shares of our series A junior participating cumulative preferred stock contained in our registration statement on Form 8-A, filed on October 21, 1999 and all amendments and reports updating that description.


     Upon oral or written request and at no cost to the requester, we will provide to any person, including a beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. All requests should be made to: CIRCOR International, Inc., 35 Corporate Drive, Suite 290, Burlington, Massachusetts 01803, Attn: Corporate Secretary. Telephone requests may be directed to the Corporate Secretary at (781) 270-1200. We have not authorized anyone to provide you with different information other than that incorporated by reference or provided in this prospectus.

                       WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and we are required to file reports and proxy statements and other information with the Securities and Exchange Commission. You may read and copy these reports, proxy statements and information at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may also obtain copies at the prescribed rates from the Public Reference Section of the Securities and Exchange Commission at its principal office in Washington, D.C. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants, including CIRCOR, that file electronically with the Securities and Exchange Commission. You may access the Securities and Exchange Commission's web site at http://www.sec.gov.

                                     EXPERTS

     The consolidated financial statements of CIRCOR International, Inc. as of December 31, 2001 and 2000, and for the years ended December 31, 2001 and 2000, the six months ended December 31, 1999 and the fiscal year ended June 30, 1999, incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by KPMG LLP, independent public accountants, as indicated in their reports with respect thereto, which reports appear in the company's annual report on Form 10-K for the year ended December 31, 2001, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                                  LEGAL MATTERS

     The validity of the issuance of the shares of common stock offered hereby will be passed upon by our counsel, Goodwin Procter LLP. David F. Dietz, a director of our company, is the sole owner of David F. Dietz, P.C., a partner of Goodwin Procter LLP.

     No dealer, sales representative or any other person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by our company or any other person. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the shares of common stock to which it relates or an offer to, or a solicitation of, any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of our company or that information contained herein is correct as of any time subsequent to the date hereof.

================================================================================

We have not authorized anyone to provide you with different information other than that incorporated by reference or provided in this prospectus. The selling stockholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, or incorporated herein by reference, or in any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                                =================

                                TABLE OF CONTENTS


                                               Page
                                               ----
Prospectus Summary .........................     2

Risk Factors ...............................     3

Forward-Looking Statements .................    10

Our Company ................................    11

The Selling Stockholders ...................    12

Use of Proceeds ............................    15

Plan of Distribution .......................    15

Incorporation of Documents by Reference ....    17

Where You Can Find More Information ........    18

Experts ....................................    18

Legal Matters ..............................    18


                                1,000,000 Shares



                           CIRCOR International, Inc.



                                  Common Stock



                       ---------------------------------

                                   PROSPECTUS

                       ---------------------------------




                                  May ___, 2002





================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.   Other Expenses of Issuance and Distribution.

     The expenses in connection with the issuance and distribution of the securities being registered are set forth in the following table (all amounts except the registration fee are estimated):

SEC Registration fee ...............................................    $  1,864
Accounting fees and expenses .......................................    $  8,000
Legal fees and expenses (other than Blue Sky) ......................    $ 15,000
Printing and mailing expenses ......................................    $  2,000
Miscellaneous ......................................................    $    636

TOTAL ..............................................................    $ 27,500

     All expenses itemized above shall be borne by CIRCOR.

Item 15.   Indemnification of Directors and Officers.

     In accordance with Section 145 of the Delaware General Corporation Law,
Article VII of our amended and restated certificate of incorporation provides that no director be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

     . for any breach of the director's duty of loyalty to us or our stockholders;

     . for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     . in respect of unlawful dividend payments or stock redemptions or repurchases; or

     . for any transaction from which the director derived an improper personal benefit.

     In addition, our amended and restated certificate of incorporation provides that if the Delaware General Corporation Law is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

     Article V of our by-laws provides for indemnification by us of our directors, officers and certain non-officer employees under certain circumstances against expenses, including attorneys fees, judgments, fines and amounts paid in settlement, reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceeding in which any such person is involved by reason of the fact that such person is or was a director, officer or employee of the registrant if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests, and, with respect to criminal actions or proceedings, if such person had no reasonable cause to believe his or her conduct was unlawful.

     We also have entered into indemnification agreements with each of our directors and executive officers reflecting the foregoing and requiring the advancement of expenses in proceedings involving the directors and executive officers in most circumstances.

     Section 145(g) of the Delaware General Corporation Law and Article V of the our by-laws provide that we shall have the power to purchase and maintain insurance on behalf of its officers, directors, employees and agents, against any liability asserted against and incurred by such persons in any such capacity. We have obtained insurance covering our directors and officers against losses and insuring us against certain of our obligations to indemnify our directors and officers.

  Item 16.   Exhibits.


Exhibit No.        Description
        ---        -----------

    4.1 The Amended and Restated Certificate of Incorporation of CIRCOR International, Inc. is incorporated herein by reference to Exhibit 3.1 to CIRCOR International, Inc.'s Registration Statement on Form 10, File No. 000-26961, filed with the Securities and Exchange Commission on August 6, 1999 ("Form 10").

    4.2 The Amended and Restated By-Laws of CIRCOR International, Inc. are incorporated herein by reference to Exhibit 3.2 to the Form 10.

    4.3 Certificate of Designations, Preferences and Rights of a Series of Preferred Stock of CIRCOR International, Inc. classifying and designating the Series A Junior Participating Cumulative Preferred Stock is incorporated herein by reference to Exhibit 3.1 to CIRCOR International, Inc.'s Registration Statement on Form 8-A, File No. 001-14962, filed with the Securities and Exchange Commission on October 21, 1999 ("Form 8-A").

    4.4 Shareholder Rights Agreement, dated as of September 16, 1999, between CIRCOR International, Inc. and BankBoston, N.A., as Rights Agent is incorporated herein by reference to Exhibit
                   4.1 to the Form 8-A.

  **5.1 Opinion of Goodwin Procter LLP regarding the legality of shares being offered

   *23.1           Consent of KPMG LLP

  **23.2           Consent of Goodwin Procter LLP (included in Exhibit 5.1)

  **24.1 Power of Attorney (contained in signature page of registration statement)


-----------
*        Filed herewith.

**       Previously filed.


Item 17.   Undertakings.

        (a)    The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a

                     20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

               provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the undersigned registrant pursuant to
               Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

               (4) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the undersigned registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
                     1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering hereof.

               (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers and controlling persons of the undersigned registrant pursuant to the foregoing provisions, or otherwise, the undersigned registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned registrant of expenses incurred or paid by a director, officer or controlling person of the undersigned registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Burlington, Commonwealth of Massachusetts, on May 29, 2002.



                             CIRCOR INTERNATIONAL, INC.
                             By:

                               /s/ Kenneth W. Smith
                             --------------------------
                             Name:  Kenneth W. Smith
                             Title: Vice President, Chief Financial Officer
                                    and Treasurer




     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


           Signature             Title                                                               Date
           ---------             -----                                                               ----
                    *            Chairman, President and Chief Executive Officer (Principal       May 29, 2002
    ------------------------
      David A. Bloss, Sr.        Executive Officer)

    /s/ Kenneth W. Smith         Vice President, Chief Financial Officer and Treasurer            May 29, 2002
    ------------------------
       Kenneth W. Smith          (Principal Financial Officer)

                    *            Vice President, Corporate Controller and Assistant Treasurer     May 29, 2002
    ------------------------
      Stephen J. Carriere        (Principal Accounting Officer)

                    *            Director                                                         May 29, 2002
    ------------------------
        Dewain K. Cross

                    *            Director                                                         May 29, 2002
    ------------------------
        David F. Dietz

                    *            Director                                                         May 29, 2002
    ------------------------
     Daniel J. Murphy, III

                    *            Director                                                         May 29, 2002
    ------------------------
        Thomas N. Tullo

*  By:  /s/  Kenneth W. Smith
      --------------------------
     Attorney-in-fact
     Kenneth W. Smith

                                  EXHIBIT INDEX

   Exhibit No.      Description
   ----------       -----------

       4.1 The Amended and Restated Certificate of Incorporation of CIRCOR International, Inc. is incorporated herein by reference to Exhibit 3.1 to CIRCOR International, Inc.'s Registration Statement on Form 10, File No. 000-26961, filed with the Securities and Exchange Commission on August 6, 1999 ("Form 10").

       4.2 The Amended and Restated By-Laws of CIRCOR International, Inc. are incorporated herein by reference to Exhibit 3.2 to the Form 10.

       4.3 Certificate of Designations, Preferences and Rights of a Series of Preferred Stock of CIRCOR International, Inc. classifying and designating the Series A Junior Participating Cumulative Preferred Stock is incorporated herein by reference to Exhibit 3.1 to CIRCOR International, Inc.'s Registration Statement on Form 8-A, File No. 001-14962, filed with the Securities and Exchange Commission on October 21, 1999 ("Form 8-A").

       4.4 Shareholder Rights Agreement, dated as of September 16, 1999, between CIRCOR International, Inc. and BankBoston, N.A., as Rights Agent is incorporated herein by reference to
                    Exhibit 4.1 to the Form 8-A.

     **5.1 Opinion of Goodwin Procter LLP as to the legality of the shares being offered

      *23.1         Consent of KPMG LLP

     **23.2         Consent of Goodwin Procter LLP (included in Exhibit 5.1)


     **24.1 Powers of Attorney (contained on signature page of registration statement)



     -----------

     *       Filed herewith.

     **      Previously filed.